Exhibit 10.1

AMENDMENT NO. 2 AND ASSIGNMENT AGREEMENT

This Amendment to Exhibition License Agreement No. 31855 and Assignment Agreement (the “Amendment”) is made and entered into by and between Twentieth Century Fox Licensing & Merchandising, a division of Fox Entertainment Group, Inc. (“Fox”), Premier Exhibition Management LLC (“PEM”) and AWC AG (“AWC”) dated as of May 17, 2016.

Reference is hereby made to that certain fully signed Exhibition License Agreement No. 31855 dated as of October 30, 2014 (entered into by the parties hereto pursuant to that certain Letter Agreement dated as of June 17, 2013, now expired) (the “Agreement”) by and between Fox and PEM. Capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Agreement.

The parties agree to modify the Agreement as follows:

1.             LICENSEE: “Licensee”, as defined in the preamble to the Agreement, is deleted and replaced with AWC AG.

2.             ASSIGNMENT:

A.	PEM has notified Fox that it intends to assign its rights under the Agreement to AWC AG, located at Corintostraße 1, 51103 Cologne, Germany (“AWC”). Section 21(d) of the Agreement prohibits any purported assignment or other transfer by Licensee of any rights granted to Licensee under the Agreement. This Amendment will confirm and acknowledge that (a) PEM is hereby requesting Fox’s written consent to the assignment of its rights under the Agreement, and (b) Fox hereby acknowledges and consents to such assignment, subject to payment in full of the Transfer Fee (as referenced below), with the understanding that (i) AWC will be the new operating entity performing the Agreement; and (ii) AWC accepts and shall assume and be bound by all of PEM’s liabilities and obligations of performance in accordance with the terms and conditions of the Agreement, including without limitation, all financial obligations to Fox, effective upon payment in full of the Transfer Fee. Accordingly, any and all references in the Agreement or other related documents to “Premier Exhibition Management LLC” or “Licensee” shall be deemed to refer to AWC. To the extent that any of PEM’s liabilities and obligations of performance cannot be assigned via this assignment, the parties agree that this assignment shall operate as a novation for the purposes of AWC assuming all of the obligations and liabilities of “Licensee” under the Agreement.

B.	Effective upon payment in full of the Transfer Fee, PEM hereby irrevocably sells, transfers, assigns, delivers and conveys to, and AWC hereby irrevocably purchases and assumes from the PEM (i) all of PEM's rights, duties, obligations and covenants under the Agreement as amended herein, and any and all other documents or instruments delivered and related thereto, and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of PEM against any person, whether known or unknown, arising under or in connection with the Agreement or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant herein. AWC represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Amendment, (ii) from and after the Effective Date, it shall be bound by the provisions of the Agreement as amended herein, (iii) it has received a copy of the Agreement and has received or has been accorded the opportunity to receive such other documents and information as it deems appropriate to make its own business analysis and decision to enter into this Amendment, and (iv) it has, independently and without reliance upon PEM and based on such documents and information as it has deemed appropriate, made its own analysis and decision to enter into this Amendment.

3.             TRANSFER FEE: Fox’s consent to the assignment (as referenced above) is expressly conditioned upon PEM paying to Fox a non-refundable and non-recoupable transfer fee in the amount of Fifty Thousand United States Dollars (US$50,000) (“Transfer Fee”), which sum shall be due and payable upon signature of this Amendment No. 2 by PEM. Licensee acknowledges that this Transfer Fee shall not be deducted or offset from any payments to be made to Fox under the Agreement.

4.             RELEASE: Upon payment in full of the Transfer Fee, Fox and AWC, together with their respective parents, subsidiaries, affiliates and divisions, and as to each their respective successors and assigns, general and limited partners, directors, officers, members, representatives, attorneys, shareholders and agents, hereby knowingly and voluntarily release and forever discharge PEM, together with all of PEM’s parents, subsidiaries, affiliates and divisions, and as to each, their respective successors and assigns, officers, directors, shareholders, owners, agents, and employees (the “Releasees”) from any and all claims or causes of actions, liabilities, costs (including attorneys’ fees and costs), damages, obligations and judgments known or unknown related to or arising out of the Agreement (the “Released Claims”), with such Released Claims being effective upon payment in full of the Transfer Fee. Except with respect to a breach or alleged breach of this Amendment, Fox and AWC covenant not to sue any Releasee in any forum or body whatsoever on any of the Released Claims.

5.             INITIAL TERM: Section 4(a) of the Agreement shall be deleted in its entirety and replaced with the following (which now extends the expiration date of the Initial Term for an additional seven (7) month period until October 31, 2021):

“(a) Initial Term: The “Initial Term” shall commence on the Effective Date, and unless earlier terminated, shall expire on the earlier of five (5) years from the Opening Date or October 31, 2021.”

6.             RENEWAL TERM: Section 4(b) of the Agreement shall be deleted in its entirety and replaced with the following (which adjusts the expiration date of the Renewal Term to October 31, 2026):

“(b) Renewal Term: Licensee may renew this Agreement, but only if the following conditions are satisfied: (1) Licensee has fulfilled all of its obligations hereunder during the Initial Term, including making all payments due hereunder by the deadlines set forth herein; (2) Licensee’s Exhibition continues to meet the quality standards as described in Section 13(a) below. Should Licensee meet such conditions, Licensee may renew the Term for a period of five (5) additional years commencing from the end of the Initial Term, and expiring no later than October 31, 2026 (“Renewal Term”). Licensee shall provide written notice to Fox of its intention to renew the term, which notice shall be rendered not fewer than one hundred eighty (180) days prior to the expiration of the Initial Term; and, subject further to Licensee’s obligation to pay to Fox the additional Renewal Term Guarantee (defined in Section 6(b)) or other fees as applicable. If Licensee fails to meet the foregoing one hundred eighty (180)-day notice requirement, any term renewal will require a separate negotiation with Fox and Fox shall have no further obligation to Licensee whatsoever concerning such rights.”

7.             EXHIBITION OPENING DATE / TOUR ITINERARIES: Section 8 of the Agreement shall be deleted in its entirety and replaced with the following (which (i) removes the requirement that Licensee shall open the Exhibition within one (1) year of the Effective Date; and (ii) extends the Opening Date for an additional seven (7) month period until October 31, 2016):

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“8. EXHIBITION OPENING DATE / TOUR ITINERARIES: Licensee shall open the Exhibition in the first Venue no later than October 31, 2016 (“Opening Date”). On a quarterly basis thereafter, Licensee shall provide written notification to Fox containing the touring itinerary of the Exhibition. Should Licensee fail to open the Exhibition by the Opening Date or fail to supply the Exhibition’s touring itinerary to Fox on a quarterly basis, Fox at its election may terminate this Agreement. Notwithstanding anything to the contrary, it is understood between the parties that the timing of the Opening Date or a specific touring itinerary may be adjusted to the extent of any delay caused by an Event of Force Majeure (as defined in Section 21(e) below) or is directly caused by repeated unreasonable delays by Fox in exercising its approval rights pursuant to this Agreement. In this event, the parties shall agree in writing to revise the Opening Date and specific touring itinerary, and this delay shall not be considered a breach of this Agreement. Notwithstanding anything in the contrary contained herein, however, in no event shall any delay contemplated hereunder be greater than six (6) months unless approved by Fox in writing.”

8.             ADVANCE, GUARANTEES, ANNUAL LICENSE FEES, AND ROYALTIES: Section 6(a) of the Agreement shall be deleted in its entirety and replaced with the following (which (i) extends the various Guarantee recoupment timeframes affected by the extension of the Opening Date; and (ii) extends the Guarantee payment dates in subsections (iii) through (v)):

“(a) Exhibition Guarantee: During the Initial Term, Licensee shall pay to Fox a non-refundable minimum “Guarantee” for the Exhibition in the amount of Two Million U.S. Dollars ($2,000,000), which Guarantee shall be the sum of the Advance and the “Annual License Fees” (each, defined below) payable in accordance to the schedule below. Four Hundred Thousand U.S. Dollars ($400,000) of the Advance (as defined in Section 6(a)(ii) below) shall be recoupable against only the Ticket & Entertainment Royalty and Merchandising Royalty earned between the Effective Date and the earlier of one year after the Opening Date or December 31, 2017. The remaining Three Hundred Fifty Thousand U.S. Dollars ($350,000) of the Advance shall be recoupable against only the Ticket & Entertainment Royalty and Merchandising Royalty earned during the period between the date one year after the Opening Date (and in any event no later than December 31, 2017) and the date two years after the Opening Date (and in any event no later than December 31, 2018). Thereafter, each Annual License Fee shall be recoupable against only the Ticket & Entertainment Royalty and Merchandising Royalty earned with respect to the Exhibition during the twelve (12)-month period immediately following the payment due date of such Annual License Fee, and may not be cross collateralized against any other payments or fees. For the avoidance of doubt and without limitation, neither the Advance, Annual License Fees, nor the Guarantee are recoupable against the Sponsorship Royalty or any other Royalty contemplated in this Agreement. The Guarantee shall be payable as an Advance and Annual License Fees in accordance with the following schedule:

(i)                Two Hundred Fifty Thousand U.S. Dollars ($250,000) payable (“Option Payment”) pursuant to the Letter Agreement; the parties acknowledge that as of the Effective Date Licensee has paid to Fox and Fox has received such Option Payment;

(ii)               Five Hundred Thousand U.S. Dollars ($500,000) payable upon the mutual execution of this Agreement; the parties acknowledge that Licensee has paid to Fox and Fox has received such payment (collectively, with the Option Payment referenced above, the $750,000 “Advance”);

(iii)              An Annual License Fee of Four Hundred Fifty Thousand U.S. Dollars ($450,000) payable on the earlier of two (2) years after the Opening Date or December 31, 2018;

(iv)              An Annual License Fee of Four Hundred Thousand U.S. Dollars ($400,000) payable on the earlier of three (3) years after the Opening Date or December 31, 2019; and

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(v)               An Annual License Fee of Four Hundred Thousand U.S. Dollars ($400,000) payable on the earlier of four (4) years after the Opening Date or December 31, 2020.”

By signing in the places indicated below, the parties hereto accept and agree to all of the terms and conditions hereof.

PREMIER EXHIBITION MANAGEMENT LLC (formerly “Licensee”)		TWENTIETH CENTURY FOX LICENSING & MERCHANDISING, A DIVISION OF FOX ENTERTAINMENT GROUP, INC. (“Fox”)

By:	/s/ Daoping Bao	By:	/s/ Richard Borsini
	Its President & CEO		Richard Borsini
Its Senior Vice President

Date:	June 13, 2016	Date:	May 24, 2016

AWC AG (“Licensee”)

By:	/s/ Andreas Waschk

Date:	June 13, 2016

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